Exhibit 99.-3

 For Immediate Release: For More Information:

Wednesday, January 26April 27, 2005 Julie S. Ryland, (205) 326-8421

Energen Corporation Board Declares Quarterly Cash Dividend 2-for-1 Stock Split

Shareholders Re-Elect Three to Energen Board

Shareholders Elect Three to Board of Directors and

Approves Increase of shares to be Issued

Energen Raises Cash Dividend 3.9%

Birmingham, Alabama - The Board of Directors of Energen Corporation (NYSE: EGN) today declared a two-for-one split of the Company's common stock, effected in the form of a. The 100 percent stock dividend, that will be payable June 1, 2005, to shareholders of record at the close of business on May 13, 2005.

The Board also declared a quarterly cash dividend of 20 cents per share payable June 1, 2005, to shareholders of record at the close of business on May 13, 2005.

The Board voted to split the common stock at its regular meeting that followed Wednesday's Annual Meeting of Shareholders. At the Annual Meeting, shareholders paved the way for the split by voting overwhelmingly to increase the number of shares of common stock authorized for issuance from 75 million to 150 million.

"We believe this action sends a clear signal to our shareholders that Energen's leadership has confidence in the Company's strategic growth plan as well as management's ability to execute that plan," said Mike Warren, Energen's chairman and chief executive officer.

In The Board of Directors of Energen Corporation (NYSE: EGN) today increased the quarterly cash dividend 3.9 percent to 20 cents per share. This marks the 23rd consecutive year that Energen's cash dividend has been increased. On an annualized basis, the Company's new dividend rate is 80 cents per share. The dividend is payable March 1, 2005, to shareholders of record on February 15, 2005.other business at the Annual Meeting, Energen shareholders re-elected three members of the Board to three-year terms. They are J. Mason Davis, Jr., partner, Sirote & Permutt, P.C., Birmingham, Alabama; James S. M. French, Chairman of the Board, Dunn Investment Company, Birmingham, Alabama; and David W. Wilson, independent energy consultant, Kingwood, Texas.

The Board voted also to amend the Company's Restated Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 75,000,000 to 150,000,000.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, Alabama. Its two lines of business are the acquisition and development of natural gas, oil and natural gas liquids onshore in North America and natural gas distribution in central and north Alabama. Additional information on Energen is available at www.energen.com.

-o0o-